                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                   FORM 12b-25

                                               Commission File Number 333-112603

                           NOTIFICATION OF LATE FILING

(Check One):  [ ] Form 10-K    [ ] Form 11-K    [ ] Form 20-F   [ X ] Form 10-Q
              [ ] Form N-SAR   [ ] Form N-CSR

For Period Ended:                   June 30, 2004
--------------------------------------------------------------------------------

[ ]  Transition Report on Form 10-K         [ ]  Transition Report on Form 10-Q
[ ]  Transition Report on Form 20-F         [ ]  Transition Report on Form N-SAR
[ ]  Transition Report on Form 11-K

For the Transition Period Ended:
                                ------------------------------------------------

  READ ATTACHED INSTRUCTION SHEET BEFORE PREPARING FORM. PLEASE PRINT OR TYPE.

     Nothing in this form shall be  construed to imply that the  Commission  has verified any information contained herein.

     If the  notification  relates  to a portion of the  filing  checked  above, identify the item(s) to which the notification relates:

     ---------------------------------------------------------------------------

                                     PART I
                             REGISTRANT INFORMATION

Full name of registrant          CATSKILL LITIGATION TRUST
                       ---------------------------------------------------------

Former name if applicable
                         -------------------------------------------------------

             C/O CHRISTIANA BANK & TRUST COMPANY, 1314 KING STREET,
--------------------------------------------------------------------------------
Address of principal executive office (STREET AND NUMBER)

City, state and zip code      WILMINGTON, DELAWARE 19801
                        --------------------------------------------------------

                                     PART II
                             RULE 12b-25(b) AND (c)

          If the subject report could not be filed without  unreasonable  effort or expense and the  registrant  seeks  relief  pursuant to Rule  12b-25(b),  the following should be completed. (Check appropriate box.)

[X]       (a)  The reasons  described in  reasonable  detail in Part III of this form  could  not be  eliminated  without  unreasonable  effort or expense;

[X]       (b)  The subject annual report,  semi-annual report, transition report on Form 10-K,  Form 20-F, Form 11-K, Form N-SAR or Form N-CSR, or
               portion  thereof,  will  be  filed  on or  before  the  fifteenth calendar day  following the  prescribed  due date; or the subject quarterly  report or  transition  report on Form 10-Q, or portion thereof,  will be filed  on or  before  the  fifth  calendar  day following the prescribed due date; and

[ ]       (c)  The  accountant's  statement  or other  exhibit  required by Rule
               12b-25(c) has been attached if applicable.

                                    PART III
                                    NARRATIVE

          State below in  reasonable  detail the  reasons why Forms 10-K,  11-K,
20-F, 10-Q, N-SAR, N-CSR or the transition report portion thereof,  could not be filed within the prescribed time period.

          The  Registrant  was unable to file the Form  10-QSB  for the  quarter ended June 30, 2004 (the "Report") without unreasonable effort or expense due to the need for various  reviews  which  could not be  obtained  on a timely  basis following  an initial  delay as the result of an accident  involving  the person responsible for maintaining the basic information to be used in inclusion in the
Report.

                                    PART IV
                               OTHER INFORMATION

          (1) Name and  telephone  number of person to contact in regard to this notification

      PAUL A. DEBARY                 (212)                          644-5300
--------------------------------------------------------------------------------
          (Name)                  (Area Code)                 (Telephone number)

          (2) Have all other periodic reports required under Section 13 or 15(d)
of the Securities  Exchange Act of 1934 or Section 30 of the Investment  Company
Act of 1940 during the  preceding 12 months or for such shorter  period that the registrant was required to file such report(s) been filed?  If the answer is no,
identify report(s).                                               [X] Yes [ ] No

          (3) Is it  anticipated  that any  significant  change  in  results  of operations  from the  corresponding  period  for the last  fiscal  year  will be reflected by the  earnings  statements  to be included in the subject  report or
portion thereof?                                                  [ ] Yes [X] No

          If  so:  attach  an  explanation  of  the  anticipated   change,  both
narratively and  quantitatively,  and, if  appropriate,  state the reasons why a reasonable estimate of the results cannot be made.

                            CATSKILL LITIGATION TRUST
--------------------------------------------------------------------------------
                  (Name of Registrant as Specified in Charter)

Has  caused  this  notification  to be signed on its  behalf by the  undersigned thereunto duly authorized.

Date        August 16, 2004                     By /s/ Paul A. deBary
     -------------------------------              ------------------------------
                                                  Name:  Paul A. deBary
                                                  Title: Trustee

          INSTRUCTION.  The form may be signed by an  executive  officer  of the registrant  or by any other duly  authorized  representative.  The name and title of the person signing the form shall be typed or printed  beneath the signature.  If the  statement is signed on behalf of the  registrant  by an authorized  representative  (other than an executive officer),  evidence of the representative's authority to sign on behalf of the registrant shall be filed with the form.

                                    ATTENTION

Intentional  misstatements  or omissions  of fact  constitute  Federal  criminal violations. (see 18 U.S.C. 1001).